Exhibit c(i)
NEW SOUTH WALES TREASURY CORPORATION
STATEMENT OF COMPREHENSIVE INCOME
FOR THE YEAR ENDED 30 JUNE 2010

			CONSOLIDATED		CORPORATION
			2010	2009	2010	2009
	Note		$’000	$’000	$’000	$’000

Income from changes in fair value	2		4,150,538	4,191,300	4,150,538	4,191,300
Less: Expenses from changes in fair value	3		(4,064,989)	(4,011,789)	(4,064,989)	(4,011,789)

Net income from changes in fair value			85,549	179,511	84,549	179,511
Fees and commissions	4		22,651	25,757	22,651	25,757

Total net income			108,200	205,268	108,200	205,268

Less: General administrative expenses
Staff costs			(18,469)	(16,026)	(1,559)	(1,401)
Personnel services costs			—	—	(16,971)	(14,851)
Financial services costs			(1,546)	(1,592)	(1,546)	(1,592)
Information technology costs			(7,547)	(7,943)	(7,547)	(7,943)
Premises and administration costs			(4,893)	(4,835)	(4,893)	(4,835)

Total general administrative expenses			(32,455)	(30,396)	(32,516)	(30,622)
Transaction issuance fees			(7,360)	(4,328)	(7,360)	(4,328)
Other transaction costs			(2,441)	(2,933)	(2,441)	(2,933)

Total transaction costs			(9,801)	(7,261)	(9,801)	(7,261)

Total general administrative and transaction costs	4		(42,256)	(37,657)	(42,317)	(37,883)

Profit before income tax equivalent expense			65,944	167,611	65,883	167,385
Income tax equivalent expense	1	(c)	(17,130)	(43,520)	(17,130)	(43,520)

Profit for the year			48,814	124,091	48,753	123,865

Other comprehensive income/(loss)	4
Actuarial loss on defined benefit plans			(61)	(226)	—	—

Total comprehensive income for the year			48,753	123,865	48,753	123,865

The accompanying notes form part of these financial statements.

NEW SOUTH WALES TREASURY CORPORATION
BALANCE SHEET
AS AT 30 JUNE 2010

			CONSOLIDATED		CORPORATION
			2010	2009	2010	2009
	Note		$’000	$’000	$’000	$’000

Assets

Cash and liquid assets	5		484,568	233,128	484,568	233,128
Outstanding settlements receivable	1	(e)	155,227	1,054,096	155,227	1,054,096
Due from financial institutions	6		4,837,483	1,481,762	4,837,483	1,481,762
Securities held	7		6,907,417	7,753,148	6,907,417	7,753,148
Derivative financial instruments receivable	14		347,273	572,192	347,273	572,192
Loans to government clients	8		44,627,907	37,888,685	44,627,907	37,888,685
Other assets	9		34,221	33,891	34,023	33,697
Plant and equipment	10		2,313	2,865	2,313	2,865
Total assets			57,396,409	49,019,767	57,396,211	49,019,573

Liabilities
Due to financial institutions	11		4,740,957	3,776,459	4,740,957	3,776,459
Outstanding settlements payable	1	(e)	52,112	290,142	52,112	290,142
Due to government clients	12		1,004,965	888,936	1,004,965	888,936
Borrowings	13		51,110,297	43,455,468	51,110,297	43,455,468
Derivative financial instruments payable	14		344,630	425,543	344,630	425,543
Income tax equivalent payable			7,506	2,762	7,506	2,762
Other liabilities and provisions	15		50,674	105,442	50,476	105,248

Total liabilities			57,311,141	48,944,752	57,310,943	48,944,558

Net assets			85,268	75,015	85,268	75,015

Represented by:
Equity
Retained profits	18		85,268	75,015	85,268	75,015

Total equity			85,268	75,015	85,268	75,015

The accompanying notes form part of these financial statements.

NEW SOUTH WALES TREASURY CORPORATION
STATEMENT OF CHANGES IN EQUITY
FOR THE YEAR ENDED 30 JUNE 2010

		CONSOLIDATED		CORPORATION
		2010	2009	2010	2009
	Note	$’000	$’000	$’000	$’000

Total equity at the beginning of the year		75,015	43,150	75,015	43,150
Profit for the year		48,814	124,091	48,753	123,865

Other comprehensive income/(loss)	4	(61)	(226)	—	—

Total comprehensive income for the year		48,753	123,865	48,753	123,865

Less: Dividend payable	15	(38,500)	(92,000)	(38,500)	(92,000)

Total equity at year end	18	85,268	75,015	85,268	75,015

The accompanying notes form part of these financial statements.

NEW SOUTH WALES TREASURY CORPORATION
CASH FLOW STATEMENT
FOR THE YEAR ENDED 30 JUNE 2010

		CONSOLIDATED		CORPORATION
		2010	2009	2010	2009
	Note	$’000	$’000	$’000	$’000

Cash inflows/(outflows) from operating activities
Interest and other costs of finance received		2,936,931	2,371,214	2,936,931	2,371,214
Interest and other costs of finance paid		(2,683,547)	(2,491,177)	(2,683,547)	(2,491,177)
Fees and commissions received		27,731	17,919	27,731	17,919
Payments of tax equivalents		(12,386)	(43,095)	(12,386)	(43,095)
Receipt of Goods and Services Tax		1,779	2,294	1,779	2,294
Payments of administrative expenses		(45,913)	(34,478)	(45,913)	(34,478)
Loans to government clients made		(17,598,767)	(11,055,628)	(17,598,767)	(11,055,628)
Loans to government clients repaid		12,094,828	4,666,991	12,094,828	4,666,991

Net cash used in operating activities	29	(5,279,344)	(6,565,960)	(5,279,344)	(6,565,960)

Cash inflows/(outflows) from investing activities
Purchases of plant and equipment		(2,892)	(2,799)	(2,892)	(2,799)
Net cash to securities held		(2,487,640)	(3,337,551)	(2,487,640)	(3,337,551)

Net cash used in investing activities		(2,490,532)	(3,340,350)	(2,490,532)	(3,340,350)

Cash inflows/(outflows) from financing activities
Proceeds from issuance of borrowings and short term securities		66,947,738	59,962,846	66,947,738	59,962,846
Repayment of borrowings and short term securities		(58,677,635)	(50,386,797)	(58,677,635)	(50,386,797)
Net cash used in the purchase or repayment of other short term financial instruments		145,191	(24,910)	145,191	(24,910)
Dividend paid		(92,000)	(23,500)	(92,000)	(23,500)

Net cash provided by financing activities		8,323,294	9,527,639	8,323,294	9,527,639

Net increase/(decrease) in cash held		553,418	(378,671)	553,418	(378,671)

Cash and cash equivalents at the beginning of the year		(163,896)	214,775	(163,896)	214,775

Cash and cash equivalents at the end of the year	28	389,522	(163,896)	389,522	(163,896)

The accompanying notes form part of these financial statements.

NEW SOUTH WALES TREASURY CORPORATION
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 JUNE 2010
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
a. Basis of preparation
The financial statements of New South Wales Treasury Corporation (‘the Corporation’) are general purpose financial statements and have been prepared in accordance with the provisions of the Public Finance and Audit Act 1983, the Public Finance and Audit Regulation 2010 and the New South Wales Treasurer’s Directions. They have also been prepared in accordance with Australian Accounting Standards and other authoritative pronouncements of the Australian Accounting Standards Board (AASB).
Australian Accounting Standards include Australian equivalents to International Financial Reporting Standards (IFRS). Compliance with the Australian equivalents to IFRS ensures this financial report, comprising the financial statements and accompanying notes for the consolidated entity, complies with IFRS.
Standards affecting presentation and disclosure
The following new and revised Standards have been adopted in the current period and have affected the presentation and disclosure in these financial statements.

New and revised standard	Impact on financial statements
AASB 101 Presentation of Financial Statements (as revised in September 2007), AASB 2007-8 Amendments to Australian Accounting Standards arising from AASB 101 and AASB 2007-10 Further Amendments to Australian Accounting Standards arising from AASB 101, and AASB 2009-6 Amendments to Australian Accounting Standards and Erratum General Terminology Changes
AASB 101 (September 2007) has introduced terminology changes (including revised titles for the financial statements) and changes in the format and content of the financial statements.

AASB 2009-2 Amendments to Australian Accounting Standards — Improving Disclosures about Financial Instruments	The amendments to AASB 7 expand the disclosures required in respect of fair value measurements. The Corporation has elected not to provide comparative information for these expanded disclosures in the current year in accordance with the transitional reliefs offered in these amendments.

AASB 8 Operating Segments, AASB 2007-3 Amendments to Australian Accounting Standards arising from AASB 8	AASB 8 applies to entities which have on issue debt securities that are traded in a public market. The Corporation has provided the entity wide disclosures required for a single reportable segment in note 27.

NEW SOUTH WALES TREASURY CORPORATION
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 JUNE 2010
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Standards and Interpretations in issue not yet adopted
At the date of authorisation of the financial statements, the Standards and Interpretations listed below were in issue but not yet effective.

	Effective for annual	Expected to be initially
	reporting periods	applied in the financial
Standard/Interpretation	beginning on or after	year ending
AASB 2009-5 Further Amendments to Australian Accounting Standards arising from the Annual Improvements Project	1 January 2010	30 June 2011

AASB 2009-14 Amendments to Australian Interpretation — Prepayments of a Minimum Funding Requirement	1 January 2011	30 June 2012

AASB 124 Related Party Disclosures (revised December 2009)	1 January 2011	30 June 2012

AASB 2009-12 Amendments to Australian Accounting Standards	1 January 2011	30 June 2012

AASB 9 Financial Instruments, AASB 2009-11 Amendments to Australian Accounting Standards arising from AASB 9	1 January 2013	30 June 2014
AASB 9 Financial Instruments and its associated amending standards specify new recognition and measurement requirements for financial assets within the scope of AASB 139 Financial Instruments: Recognition and Measurement. Broadly, the amendments will require the Corporation to continue to measure financial assets at fair value through profit or loss. Therefore when applied, all of these standards will impact only on the presentation of the financial statements and disclosures in the notes.
The financial statements are prepared on the basis of a ‘for-profit’ entity as determined by the accounting standards.
The financial statements are prepared using the accrual basis of accounting. Financial assets and financial liabilities are stated on a fair value basis of measurement. Plant and equipment is stated at the fair value of the consideration given at the time of acquisition. Employee benefits are recognised on a present value basis, as detailed in note 1(i). All other assets, liabilities and provisions are initially measured at historical cost and reported based on their recoverable or settlement amount.
All amounts are shown in Australian dollars and are rounded to the nearest thousand dollars unless otherwise stated. Assets and liabilities are presented on the balance sheet in order of liquidity.
Accounting policies and the presentation adopted in these financial statements are consistent with the previous year. Comparative information has been reclassified, where necessary, to be consistent with the current year.

NEW SOUTH WALES TREASURY CORPORATION
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 JUNE 2010
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
b. Principles of consolidation
The financial statements of the consolidated entity include the accounts of the Corporation, being the parent entity, its wholly-owned subsidiary, TCorp Nominees Pty Limited, and the special purpose service entity, Treasury Corporation Division of the Government Service (‘TCorp Division’).
TCorp Division is deemed to be a reporting entity, and a controlled entity of the Corporation, in accordance with New South Wales Treasury Circular TC 06/13 Financial Reporting and Annual Reporting Requirements Arising from Employment Arrangements. The effect of all transactions and balances between entities in the consolidated entity are eliminated in full. Information provided in the notes to these financial statements refers to the consolidated entity only, unless otherwise stated (refer notes 4, 9, 15 and 26), as there is no material difference between the results or financial position of the consolidated entity and the Corporation.
c. Tax equivalents
The Income Tax Assessment Act 1936 and the Income Tax Assessment Act 1997 exempt the Corporation and its controlled entities from liability for Commonwealth income tax. However, the Corporation is subject to tax equivalent payments to the New South Wales Government.
The Corporation’s liability was determined to be an amount equal to 26% of the profit for the year to 30 June 2010 (2009: 26%). Tax equivalents will be payable at a rate equal to 30% from 1 July 2010, consistent with the Commercial Policy Framework issued by the New South Wales Government.
d. Financial assets and financial liabilities
The Corporation has elected to designate all financial assets and financial liabilities as ‘fair value through profit or loss’, consistent with the provisions of accounting standard AASB 139 Financial Instruments: Recognition and Measurement. The eligibility criteria for this election have been satisfied as the Corporation manages its balance sheet on a fair value basis. This is actively demonstrated through the measurement and reporting of risks, limits, valuations and performance, consistent with risk management policies approved by the Board. Derivative financial instruments are deemed to be ‘held for trading’ under AASB 139 and must be accounted as ‘fair value through profit or loss’. Therefore all financial assets, financial liabilities and derivative financial instruments are valued on a fair value basis as at balance date with resultant gains and losses from one valuation date to the next recognised in the statement of comprehensive income.
Where an active market exists, fair values are determined by reference to the specific market quoted prices/yields at the year end. If no active market exists, judgement is used to select the valuation technique which best estimates fair value by discounting the expected future cash flows arising from the securities to their present value using market yields and margins appropriate to the securities. These margins take into account credit quality and liquidity of the securities. Market yields used for valuing loans to clients are derived from yields for similar debt securities issued by the Corporation which are detailed in note 19.
All financial assets, liabilities and derivatives are recognised on the balance sheet at trade date being the date the Corporation becomes party to the contractual provisions of the instrument.

NEW SOUTH WALES TREASURY CORPORATION
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 JUNE 2010
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Financial assets are de-recognised when the Corporation’s contractual rights to cash flows from the financial assets expire. Financial liabilities are de-recognised when the Corporation’s contractual obligations are extinguished.
Securities sold under repurchase agreements are retained in the Securities Held classification on the balance sheet (note 7). The Corporation’s obligation to buy back these securities is recognised as a liability and disclosed in Due to Financial Institutions (note 11).
Transactions conducted on behalf of others are disclosed in Fiduciary Activities (note 24) and those transactions offset or contingent on future events are disclosed in Contingent Liabilities and Commitments (note 25).
e. Outstanding settlements
Outstanding settlements receivable comprise the amounts due to the Corporation for transactions that have been recognised, but not yet settled, as at the balance date. Outstanding settlements payable comprise amounts payable by the Corporation for transactions that have been recognised, but not yet settled, as at the balance date.
f. Other assets and liabilities
Other assets, including debtors, intangible assets, prepayments and deposits, and other liabilities, including creditors, expense accruals, and provisions, are all reported based on their recoverable or settlement amount.
Computer software is classified as an intangible asset and amortised on a straight line basis over the estimated useful life of the asset. Estimated useful lives are generally five years from the date the computer software is commissioned. The assets’ useful lives are reviewed and adjusted if appropriate at each balance date. Systems projects that are implemented in stages are recorded as work-in-progress within the computer software classification until they are commissioned and commence amortising.
g. Plant and equipment
Plant and equipment comprising leasehold improvements, office furniture and equipment, computer hardware and motor vehicles are stated at cost less accumulated depreciation and impairment which approximates fair value. Cost includes expenditure that is directly attributable to the acquisition or construction of the item. Depreciation is calculated on a straight-line basis, from the date the assets are commissioned, over their estimated useful lives as follows:
•	Leasehold improvements over the term of the lease, which currently expires on 19 May 2012.

•	Equipment and vehicles
•	Computer hardware — three years

•	Motor vehicles — five years

•	Furniture and fittings — over the term of the lease, which expires on 19 May 2012.
The assets’ residual values, useful lives and depreciation method are reviewed at the end of each annual reporting period with the effects of any changes recognised on a prospective basis.

NEW SOUTH WALES TREASURY CORPORATION
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 JUNE 2010
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
The gain or loss arising on disposal or retirement of an item of plant or equipment is determined as the difference between the sales proceeds and the carrying amount of the asset and is recognised in the statement of comprehensive income.
h. Impairment of assets
Items of plant and equipment and intangible assets are assessed annually for any evidence of impairment. Where evidence of impairment is found, the carrying amount is reviewed and, if necessary, written down to the asset’s recoverable amount.
i. Employee benefits
Provision for annual leave is recognised on the basis of statutory and contractual requirements and is measured at nominal values using the remuneration rate expected to apply at the time of settlement. The provision for long service leave represents the present value of the estimated future cash outflows to employees in respect of services provided by employees up to the year end, with consideration being given to expected future salary levels, previous experience of employee departures and periods of service.
j. Foreign currency transactions
Foreign currency transactions are initially translated into Australian dollars at the rate of exchange at the date of the transaction. At year end, foreign currency monetary items are translated to Australian dollars at the spot exchange rate current at that date. Resulting exchange differences are recognised in the statement of comprehensive income.
k. Cash and liquid assets
Cash and liquid assets includes cash and liquid assets that are readily convertible to cash. For the purpose of the cash flow statement, cash and cash equivalents includes cash and liquid assets net of outstanding short-term borrowings.
l. Leased assets
Operating lease payments are recognised as an expense on a straight-line basis over the lease term.
m. Fiduciary activities
The Corporation acts as agent and manager for various client asset and debt portfolios and as trustee and manager of the Hour-Glass unit trust investment facilities (refer note 24). The associated liabilities and assets are not recognised in the balance sheet of the Corporation. Management fees earned by the Corporation in carrying out these activities are included in the statement of comprehensive income on an accruals basis.
n. Set-off of assets and liabilities
The Corporation from time to time may facilitate certain structured financing arrangements for clients. In such arrangements where a legally recognised right to set-off the assets and liabilities exists, and the Corporation intends to settle on a net basis, the assets and liabilities arising are set-off and the net amount is recognised in the balance sheet.

NEW SOUTH WALES TREASURY CORPORATION
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 JUNE 2010
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
o. Income recognition
Income is recognised to the extent that it is probable that the economic benefits will flow to the entity and the revenue can be reliably measured. Specific types of income are recognised as follows:
•	Interest income

Interest income includes accrued interest, discount and premium.

•	Fees and commissions

Fees and commissions for services provided are recognised in the period in which the service is provided.
p. Goods and Services Tax (GST)
Income, expenses and assets (other than receivables) are recognised net of the amount of GST. The amount of GST on expenses that is not recoverable from the taxation authority is recognised as a separate item of administration expense. The amount of GST on assets that is not recoverable is recognised as part of the cost of acquisition. Receivables and payables are recognised inclusive of GST.
q. Dividends
The Corporation’s commitment to pay a dividend to the New South Wales Government is ratified in a Statement of Business Intent. Additionally, the basis for determination of the year’s dividend is recorded in a Board resolution prior to the end of the financial year.

NEW SOUTH WALES TREASURY CORPORATION
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 JUNE 2010
2. INCOME FROM CHANGES IN FAIR VALUE

	2010	2009
	$’000	$’000

Income from changes in fair value is comprised of:
Interest income received or receivable — government clients	2,400,647	2,110,129
— financial institutions	484,446	451,136
Gains on derivative financial instruments	44,218	491,240
Net foreign exchange gain	9	—
Increase/(decrease) in fair value of financial assets/(liabilities)	1,221,218	1,138,795

	4,150,538	4,191,300

3. EXPENSES FROM CHANGES IN FAIR VALUE

	2010	2009
	$’000	$’000

Expenses from changes in fair value is comprised of:
Interest expense paid or payable — government clients	15,448	22,075
— financial institutions	2,688,969	2,420,192
Losses on derivative financial instruments	122,247	58,613
Net foreign exchange loss	—	78
Decrease/(increase) in fair value of financial assets/(liabilities)	1,238,325	1,510,831

	4,064,989	4,011,789

Derivative financial instruments are used to manage interest rate risk and exchange rate risk. Gains or losses on derivative financial instruments are largely offset by changes in the fair value of financial assets and liabilities.

NEW SOUTH WALES TREASURY CORPORATION
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 JUNE 2010
4. TOTAL COMPREHENSIVE INCOME FOR THE YEAR

	CONSOLIDATED		CORPORATION

	2010	2009	2010	2009
	$’000	$’000	$’000	$’000

(a) The profit for the year includes the following specific items:
Fees and Commissions	22,651	25,757	22,651	25,757
Comprising:
Specific client mandates	14,559	18,721	14,559	18,721
- asset portfolios	4,403	4,245	4,403	4,245
- debt portfolios	10,156	14,476	10,156	14,476

Hour-Glass facility trusts	5,766	4,740	5,766	4,740

Other fees and commissions from NSW government entities	2,326	2,297	2,326	2,297

Total general administrative and transaction costs	42,256	37,657	42,317	37,883
Includes:
Auditors remuneration to the Audit Office of NSW	290	267	290	267
- for audit of the financial report	268	257	268	257
- other services	22	10	22	10

Consultants’ fees	95	38	95	38

Depreciation and amortisation	3,045	2,243	3,045	2,243

Key Management Personnel compensation(1)	2,985	3,118	2,985	3,118
- Short-term employee benefits	2,825	2,978	2,825	2,978
- Post-employment benefits	125	124	125	124
- Other long-term employee benefits	35	16	35	16

Rental on operating leases	1,613	1,542	1,613	1,542

Superannuation expense	959	967	—	—
- Defined Contribution Plans	961	887	—	—
- Defined Benefit Plans	(2)	80	—	—

(b) Other comprehensive (income)/loss:
Actuarial loss on defined benefit plans	61	226	—	—

(1)	Key Management Personnel includes the directors and executives with the authority and responsibility for managing the consolidated entity (note 26). The total compensation for non-executive directors for 2010 was $333,000 (2009: $324,000).

NEW SOUTH WALES TREASURY CORPORATION
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 JUNE 2010
5. CASH AND LIQUID ASSETS

	2010	2009
	$’000	$’000

Cash on hand and at bank	9,626	11,646
Overnight and short term placements (unsecured)	474,942	221,482

	484,568	233,128

The overnight and short term placements for up to seven days are made to domestic financial institutions with principal and interest repayable at maturity date.
6. DUE FROM FINANCIAL INSTITUTIONS

	2010	2009
	$’000	$’000

Term placements (unsecured)	—	20,115
Short-term bank deposits	4,837,483	1,461,647

	4,837,483	1,481,762

7. SECURITIES HELD

	2010	2009
	$’000	$’000

Floating rate notes(1)	2,992,549	—
Bank bills, certificates of deposit	1,562,583	3,972,055
Securities sold under repurchase agreements(1)	1,469,795	64,231
Government, semi-government and supranational bonds(1)	860,678	3,288,514
Commercial paper	—	407,527
Indexed annuity bonds	21,812	20,821

	6,907,417	7,753,148

(1)	Includes securities guaranteed by the Commonwealth of Australia totalling $3,877.9 million (2009: nil), which are effective until maturity.
Securities held are used mainly to cover liquidity requirements and to support client deposits accepted.
8. LOANS TO GOVERNMENT CLIENTS

	2010	2009
	$’000	$’000

New South Wales public sector clients:
— Crown Entity	15,795,552	13,055,292
— Electricity Sector	17,135,231	14,929,359
— Transport Sector	1,165,053	1,155,895
— Water Sector	8,022,487	6,728,825
— Other Sectors	2,467,208	1,978,570
— Universities	42,376	40,744

	44,627,907	37,888,685

NEW SOUTH WALES TREASURY CORPORATION
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 JUNE 2010
8. LOANS TO GOVERNMENT CLIENTS (Continued)
Loans to clients comprise financial accommodation on simple interest, discount, fixed interest, floating rate or capital indexed bases.
For capital indexed loans, coupons and face value are indexed quarterly in line with changes in inflation. The fair value of these loans at balance date totalled $3,825.3 million (2009: $1,520.0 million).
Loans to New South Wales public sector clients and universities are guaranteed by the New South Wales Government.
9. OTHER ASSETS

	CONSOLIDATED		CORPORATION
	2010	2009	2010	2009
	$’000	$’000	$’000	$’000

Debtors and fee accruals	18,507	18,986	18,507	18,986
Intangible assets	5,905	6,561	5,905	6,561
Security deposits	8,432	6,673	8,432	6,673
Prepaid superannuation (note 22)	146	144	—	—
Other prepayments	1,231	1,527	1,179	1,477

	34,221	33,891	34,023	33,697

Reconciliation of Intangible assets
Opening carrying value	6,561	2,527	6,561	2,527
Additions	1,439	5,179	1,439	5,179
Amortisation	(1,804)	(1,002)	(1,804)	(1,002)
Write-offs of redundant assets	(291)	(143)	(291)	(143)

Carrying value at year end	5,905	6,561	5,905	6,561

10. PLANT AND EQUIPMENT

	Leasehold		Equipment &
	Improvements		Vehicles		Total
	2010	2009	2010	2009	2010	2009
	$’000	$’000	$’000	$’000	$’000	$’000

Opening fair value	1,139	663	3,447	2,734	4,586	3,397
Less: Opening accumulated depreciation	459	90	1,262	619	1,721	709

Opening carrying amount	680	573	2,185	2,115	2,865	2,688

Changes during the year:
Additions at fair value	—	476	886	1,183	886	1,659
Disposals and write-offs of redundant assets	(9)	—	(187)	(241)	(196)	(241)
Depreciation expense	(241)	(369)	(1,001)	(872)	(1,242)	(1,241)

Closing carrying amount	430	680	1,883	2,185	2,313	2,865

Closing fair value	1,117	1,139	3,624	3,447	4,741	4,586
Less: Closing accumulated depreciation	687	459	1,741	1,262	2,428	1,721

Carrying amount at year end	430	680	1,883	2,185	2,313	2,865

NEW SOUTH WALES TREASURY CORPORATION
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 JUNE 2010
11. DUE TO FINANCIAL INSTITUTIONS

	2010	2010	2009	2009
	Face Value	Fair Value	Face Value	Fair Value
	$’000	$’000	$’000	$’000

Short term borrowings	95,058	95,046	397,056	397,023
Repurchase agreements and other collateral	1,448,726	1,453,789	64,455	64,511
Promissory notes	3,204,000	3,192,122	3,329,000	3,314,925

	4,747,784	4,740,957	3,790,511	3,776,459

Short term borrowings include overnight, call and monthly deposits borrowed from domestic financial institutions on an unsecured basis, with face value and interest repayable at maturity date.
Securities sold under repurchase agreements are secured by cash collateral (note 20). The Corporation has an obligation to buy back the securities on the dates agreed, usually for terms ranging up to thirty days.
Promissory notes are short term securities issued by the Corporation, usually for terms ranging up to ninety days.
12. DUE TO GOVERNMENT CLIENTS

	2010	2010	2009	2009
	Face Value	Fair Value	Face Value	Fair Value
	$’000	$’000	$’000	$’000

Client deposits	1,004,326	1,004,965	863,521	864,473
Client annuity	—	—	—	24,463

	1,004,326	1,004,965	863,521	888,936

Deposits are received from clients on an unsecured basis. The majority of deposits have face value and interest repayable at maturity date.
13. BORROWINGS

	2010	2010	2009	2009
	Face Value	Fair Value	Face Value	Fair Value
	$’000	$’000	$’000	$’000

Benchmark bonds
- domestic	35,820,801	37,105,988	30,324,388	30,814,791
- global exchangeable	6,254,622	6,453,292	7,265,752	7,365,980

	42,075,423	43,559,280	37,590,140	38,180,771
Euro Medium Term Notes	3,500,781	3,400,794	3,522,018	3,340,110
Capital indexed bonds	4,030,332	3,818,318	1,765,178	1,518,585
Other borrowings	329,225	331,905	425,036	416,002

	49,935,761	51,110,297	43,302,372	43,455,468

Domestic benchmark bonds and global exchangeable bonds pay semi-annual coupons with the face value repayable on maturity. Global exchangeable bonds are convertible to domestic benchmark bonds at the option of the holder.
Euro Medium Term Notes (EMTN) are issued via lead managers into both the Euro market and Japanese retail market. They are repayable at maturity with coupons payable either annually or semi-annually.

NEW SOUTH WALES TREASURY CORPORATION
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 JUNE 2010
13. BORROWINGS (Continued)
Callable Notes are also issued under the EMTN programme. These notes have a maturity date of greater than five years, with an optional redemption date of one year or more. The fair value of Callable Notes at the balance date totalled $1,712.5 million (2009: $1,768.9 million).
Capital indexed bonds are domestic bonds with quarterly coupons and face value indexed in line with changes in inflation.
The Corporation does not provide any security in the form of asset and other pledges in relation to its borrowings and other amounts due to financial institutions.
Other borrowings include retail and non-benchmark domestic bonds.
The benchmark bonds on issue, by maturity were:

		2010	2010	2009	2009
		Face Value	Fair Value	Face Value	Fair Value
Maturity	Coupon	$’000	$’000	$’000	$’000

1 October 2009	6.0%	—	—	2,834,259	2,896,602
1 December 2010	7.0%	6,325,516	6,420,058	7,080,267	7,439,335
1 May 2012	6.0%	7,831,237	8,082,845	6,955,831	7,198,927
1 May 2013(1)	5.25%	948,918	969,844	2,905,000	2,912,102
1 August 2013	5.5%	2,109,882	2,191,302	—	—
1 August 2014(1)	5.5%	5,133,917	5,352,548	5,982,367	6,046,866
1 April 2016	6.0%	1,526,000	1,597,355	—	—
1 March 2017(1)	5.5%	6,999,122	7,217,714	7,021,575	6,914,408
1 April 2019(1)	6.0%	4,587,354	4,839,941	3,726,834	3,720,806
1 May 2020	6.0%	2,508,995	2,600,799	—	—
1 June 2020(1)	6.0%	1,074,875	1,125,024	—	—
1 May 2023(1)	6.0%	3,029,607	3,161,850	1,084,007	1,051,725

		42,075,423	43,559,280	37,590,140	38,180,771

(1)	Commonwealth Government guaranteed borrowings at 30 June 2010 total $22,666.9 million, fair value (2009: nil). Refer to Other Disclosures Concerning Financial Liabilities (note 16).
14. DERIVATIVE FINANCIAL INSTRUMENTS
A derivative financial instrument is a contract or agreement whose value depends on (or derives from) the value of (or changes in the value of) an underlying instrument, reference rate or index.
Derivative financial instruments include swaps, forward-dated client loans, futures, forward foreign exchange contracts and interest rate options. Forward dated loans are priced on a consistent basis to other client loans. For all other derivative financial instruments the Corporation is not a price maker, but is a price taker in its use of derivatives.
The policy of the Corporation is to account for derivative financial instruments on a fair value basis consistent with all other financial assets or liabilities as detailed in note 1(d). Accordingly, resultant profits and losses from one valuation date to the next are included in the statement of comprehensive income as they arise.

NEW SOUTH WALES TREASURY CORPORATION
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 JUNE 2010
14. DERIVATIVE FINANCIAL INSTRUMENTS (Continued)
Net Exposure
The fair value of the Corporation’s transactions in derivative financial instruments outstanding at year end are as follows:

	2010	2009
	$’000	$’000

Derivative Financial Instruments Receivable
Cross currency swaps(1)	90,105	177,592
Interest rate swaps	229,342	357,680
Commodity swaps	—	921
Forward foreign exchange contracts	22,651	35,999
Forward dated loans	3,353	—
Interest rate options	1,822	—

	347,273	572,192

Derivative Financial Instruments Payable
Cross currency swaps(1)	(77,316)	(115,835)
Interest rate swaps	(234,850)	(266,411)
Commodity swaps	—	(921)
Forward foreign exchange contracts	(22,651)	(35,999)
Exchange traded futures	(7,991)	(893)
Forward dated loans	—	(5,484)
Interest rate options	(1,822)	—

	(344,630)	(425,543)

Net amount receivable under derivative financial instruments	2,643	146,649

(1)	Includes cross currency swaps to cover exposure to callable notes. Refer to note 17.
15. OTHER LIABILITIES AND PROVISIONS

	CONSOLIDATED		CORPORATION
	2010	2009	2010	2009
	$’000	$’000	$’000	$’000
Provisions for employee benefits	4,831	4,525	—	—
Amounts due to service entity	—	—	4,662	4,374
Creditors and expense accruals	7,343	8,917	7,314	8,874
Dividend payable	38,500	92,000	38,500	92,000

	50,674	105,442	50,476	105,248

The Corporation’s obligations relating to employee benefits are reflected as amounts due to service entity at the balance date. Refer to note 26.

NEW SOUTH WALES TREASURY CORPORATION
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 JUNE 2010
16. OTHER DISCLOSURES CONCERNING FINANCIAL LIABILITIES
Guarantee of the State
All financial liabilities of the Corporation are guaranteed by the New South Wales Government under Sections 22A and 22B of the Public Authorities (Financial Arrangements) Act 1987.
Guarantee of the Commonwealth
Certain benchmark bonds issued by the Corporation, identified in Borrowings (note 13) are guaranteed by the Commonwealth of Australia pursuant to the Australian Government Guarantee of State and Territory Borrowing Scheme dated 24 July 2009 (the “Scheme”). On 7 February 2010, the Commonwealth announced that the “Final Issuance Date” under the Scheme will be 31 December 2010. All Commonwealth Guaranteed benchmark bonds issued by the Corporation in existence as at the Final Issuance Date will remain guaranteed by the Commonwealth, in accordance with the terms of the Scheme.
Financing Arrangements
The Corporation is able to access readily both domestic and offshore capital markets to ensure an adequate funding base. In addition to the Corporation’s domestic benchmark, non-benchmark and promissory note issuances, the following offshore programmes are in place:

	2010	2009

Global exchangeable bonds	AUD 18 billion	AUD 18 billion
Multi-currency Euro medium term note	USD 10 billion	USD 10 billion
Multi-currency Euro commercial paper	USD 5 billion	USD 5 billion
Multi-currency US medium term note	USD 10 billion	—

This ready market access is due to the Corporation having the highest level of credit ratings available to any Australian borrower, which derives from the guarantee of the New South Wales Government and the guarantee of the Commonwealth. The programmes are not contractually binding on any provider of funds.
17. FAIR VALUE OF FINANCIAL ASSETS AND LIABILITIES
All financial assets and liabilities are designated as fair value through profit or loss.
The Corporation’s loans and borrowings are guaranteed by the New South Wales State Government, and certain benchmark borrowings are guaranteed by the Commonwealth Government (note 13). As a result credit risk is not a significant factor in the determination of the fair value. Changes in fair value are therefore mainly attributable to fluctuations in market yields and prices arising from changes in market conditions.
The Corporation has classified fair value measurements using a fair value hierarchy that reflects the subjectivity of inputs used in making the measurements. The fair value hierarchy has the following levels:
•	Quoted prices (unadjusted) in active markets for identical assets or liabilities (level 1).

•	Inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly (that is, as prices) or indirectly (that is derived from prices) (level 2).

•	Inputs for the asset or liability that are not based on observable market data (that is, unobservable inputs) (level 3).

NEW SOUTH WALES TREASURY CORPORATION
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 JUNE 2010
17. FAIR VALUE OF FINANCIAL ASSETS AND LIABILITIES (Continued)
There were no transfers between levels within the fair value hierarchy during the year.
The table below sets out the Corporation’s financial assets and liabilities (by class) measured at fair value according to the fair value hierarchy at 30 June 2010. Comparative information has not been provided as permitted by the transitional provisions of AASB 7 — Financial Instruments: Disclosures.

	Level 1	Level 2	Level 3	Total
	$’000	$’000	$’000	$’000

Financial Assets
Cash and liquid assets	484,568	—	—	484,568
Outstanding settlements
receivable	155,227	—	—	155,227
Due from financial institutions	—	4,837,483	—	4,837,483
Securities held	4,259,549	2,647,868	—	6,907,417
Derivatives receivable	—	306,381	40,892	347,273
Loans to government clients	9,172	44,618,735	—	44,627,907

Financial Assets	4,908,516	52,410,467	40,892	57,359,875

Financial Liabilities
Due to financial institutions	—	4,740,957	—	4,740,957
Outstanding settlements payable	52,112	—	—	52,112
Due to government clients	5,538	999,427	—	1,004,965
Borrowings — Callable Notes	—	—	1,712,486	1,712,486
— Other	40,924,306	8,473,505	—	49,397,811
Derivatives payable	7,991	262,327	74,312	344,630

Financial Liabilities	40,989,947	14,476,216	1,786,798	57,252,961

Financial instruments classified at level 3 in the hierarchy include Power Reverse Dual Currency Bonds (PRDC’s — Callable Notes — refer note 13) and Cross Currency Swaps. PRDC’s are structured callable notes denominated in Japanese Yen and issued into the Japanese market. The cashflows on each bond are hedged by entering into a structured cross currency swap, callable on the same basis as the corresponding bond.
The Corporation forecasts the cashflows on each bond and swap using the original contractual terms, and where known, the Yen cashflows. The fair value of each bond and swap is calculated as the present value of the Australian dollar cashflows using the original issue margin. The Corporation is of the opinion that no secondary market exists for PRDC’s and there are no reasonably possible alternative assumptions that would significantly change the fair value.

NEW SOUTH WALES TREASURY CORPORATION
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 JUNE 2010
17. FAIR VALUE OF FINANCIAL ASSETS AND LIABILITIES (Continued)
Reconciliation of level 3 fair value movements

2010
$’000

Opening balance	(1,867,383)
Total gains and (losses) — realised(1)	314
Total gains and (losses) — unrealised(1)	(3,025)
Issues	—
Settlements	124,188
Transfers in or out of level 3	—

Closing balance	(1,745,906)

2010
$’000

Level 3 Financial Instruments:
Callable Notes (note 13)	(1,712,486)
Cross currency swaps receivable (note 14)	40,892
Cross currency swaps payable (note 14)	(74,312)

Closing balance	(1,745,906)

(1)	Included in Net Income from changes in fair value in the statement of comprehensive income.
18. FINANCIAL RISK
Objectives and Policies
The Corporation manages and monitors a variety of financial risks including Market Risk (interest rate risk and foreign exchange risk), Credit Risk and Liquidity Risk (refer notes 19, 20 & 21 respectively).
The boundaries within which these risks are undertaken and managed are established under Board policies, management guidelines and client defined mandates. The Corporation monitors compliance with Board policies and management and client constraints. This monitoring is appropriately segregated from the operating business units. Information is summarised daily and reported monthly to the Board.
All aspects of the treasury process are segregated between dealing, settlement, accounting and compliance. In addition, position limits, liquidity limits and counterparty credit limits have been established. These limits are monitored independently of the dealing and settlement functions, with utilisation of these limits summarised and reported to management on a daily basis.
The nature of the Corporation’s core business gives rise to maturity and repricing gaps within the Corporation’s balance sheet which alter from day to day. The Board of the Corporation has identified the risks that arise from these gaps and has established Board policies to prudently limit these risks. In managing the risks in accordance with the Board limits, the Corporation utilises derivative financial instruments.
Derivatives are used to manage interest rate risk and exchange rate risk for certain assets and liabilities within the balance sheet. Derivatives are accounted on a fair value basis with all gains and losses recognised in the statement of comprehensive income.

NEW SOUTH WALES TREASURY CORPORATION
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 JUNE 2010
18. FINANCIAL RISK (Continued)
Equity
The New South Wales Government is not required under legislation to contribute equity to the Corporation. Retained profits are held in lieu of contributed equity and provide a capital base commensurate with the risks inherent in the Corporation’s business.
19. MARKET RISK
Interest Rate Risk
Interest rates equal to, or derived from, the Corporation’s debt securities and used for valuation purposes were:

		Average Quoted Market	Average Quoted Market
	Coupon	Rates at 30 June 2010	Rates at 30 June 2009
	% pa	% pa	% pa

Nominal
Overnight	—	4.500	3.000
90 days	—	4.770	3.070
180 days	—	4.850	3.170
1 December 2010	7.0	4.850	3.710
1 May 2012	6.0	4.715	5.040
1 May 2013(1)	5.25	4.735	5.430
1 August 2013	5.5	4.935	—
1 August 2014(1)	5.5	4.955	5.775
1 April 2016	6.0	5.345	—
1 March 2017(1)	5.5	5.265	6.055
1 April 2019(1)	6.0	5.415	6.225
1 May 2020	6.0	5.640	—
1 June 2020(1)	6.0	5.455	—
1 May 2023(1)	6.0	5.625	6.435
1 Nov 2028	5.5	5.860	6.660
25 Feb 2039	4.62	5.585	6.370
Capital Indexed
20 November 2020	3.75	3.190	—
20 November 2025	2.75	3.365	3.800
20 November 2035	2.5	3.355	3.470

(1)	Securities covered by Commonwealth guarantee — refer note 16.
The Corporation measures its exposure to interest rate risk in terms of cash flows or notional cash flows generated by financial instruments. These cash flows are discounted to present values at appropriate market yields and margins as described in note 1(d). Interest rate risk can be in the form of ‘fair value interest rate risk’, such as fixed interest rate instruments which change in value as interest rates move and ‘cash flow interest rate risk’, such as floating interest rate instruments that are reset as market rates change.

NEW SOUTH WALES TREASURY CORPORATION
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 JUNE 2010
19. MARKET RISK (Continued)
The Corporation uses a Value at Risk (VaR) model to measure the market risk exposures inherent in the balance sheet. VaR is measured on a rolling 2-year historical simulation basis using a 99% confidence interval and a 10-day holding period.
VaR is calculated daily and represents an estimate of the loss that can be expected over a 10-day period, with a 1% probability that this amount may be exceeded.
The historical database comprises observations relevant to the major market risk exposures faced by the Corporation including bank bills, bank bill futures, bond futures, semi-government bonds and interest rate swaps. The simulation process captures movements in outright interest rate levels, yield curve tilts and changes in the basis spread between various groups of securities. All historical observations are equally weighted.
As an estimate of market risk, VaR has certain limitations including:
a.	Calculating VaR on an historical simulation basis implicitly assumes that returns in the future will have the same distribution as they had in the past. If this is not the case, VaR may overstate or understate the actual losses experienced.

b.	In rapidly changing markets, the model can be slow to react with the result that VaR at the confidence interval is exceeded more often than statistically expected.

c.	The model quantifies the expected loss at the confidence interval. It does not however indicate the potential size of losses on days VaR is exceeded.
Given the Corporation’s balance sheet positions at 30 June 2010, the maximum potential loss expected over a 10-day period is $18.8 million (2009: $22.9 million), with a 1% probability that this maximum may be exceeded. The average VaR over the year ended 30 June 2010 was $15.7 million (2009: $17.7 million).
Foreign Exchange Risk
The Corporation has policies and procedures in place to ensure that it has no material exposure to changes in foreign exchange rates. Foreign exchange risk arising from offshore borrowings undertaken in foreign currencies to fund Australian dollar assets is covered by entering into Australian dollar cross-currency swaps.
Forward foreign exchange contracts with clients are covered by corresponding forward foreign exchange contracts with market counterparties. In the majority of these arrangements, the clients indemnify the Corporation for any credit exposure arising from the corresponding transaction with the market counterparty.
Other Price Risk
The Corporation has no material exposure to other price risk in relation to commodity swaps as transactions with clients are covered by corresponding commodity swaps with market counterparties. The clients indemnify the Corporation for any credit exposure arising from the corresponding transaction with the market counterparty.

NEW SOUTH WALES TREASURY CORPORATION
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 JUNE 2010
20. CREDIT RISK
For all classes of financial assets, with the exceptions noted below, the maximum credit risk is equal to the fair value already disclosed.
As loans to government clients are guaranteed by the New South Wales Government, no credit risk is deemed to arise.
Certain securities held by the Corporation are guaranteed by the Commonwealth of Australia (refer to note 16). These securities are separately identified by footnote.
Derivative financial instruments include swaps, forward dated loans, forward foreign exchange contracts, forward rate agreements, futures and options. The Corporation does not use credit derivatives, such as credit default swaps, to mitigate credit risks.
The market convention for the calculation of credit exposure for derivative financial instruments is to add to the market value an amount of potential exposure as determined by reference to the length of time to maturity and face value. The additional credit exposure is noted in the concentration of credit risks below.
For financial instruments where face value is greater than market value, the face value is disclosed to reflect the maximum potential credit exposure.
The Corporation’s exposure to settlement risk is represented by the amount of outstanding settlements receivable shown on the balance sheet. These amounts were settled within seven days after the balance date and are excluded from the concentration of credit risk below.
Collateral
The Corporation obtains collateral in relation to securities sold under repurchase agreements (refer to note 11). The terms and conditions of the repurchase agreements are governed by standard industry agreements, reflecting current Australian market practice. In the event of default the Corporation is immediately entitled to offset the cash collateral against the amounts owed by the defaulting counterparty. Cash collateral received for repurchase agreements outstanding at the balance date totalled $1,455.1 million (2009: $64.5 million).
The Corporation may obtain, or provide, collateral to support amounts due under swap transactions with certain counterparties. The collateral may include cash or eligible securities obtained, or provided, when agreed market value thresholds are exceeded. These arrangements are agreed between the Corporation and each counterparty and take the form of annexures to the standard industry agreement governing the underlying swap transaction. There was no collateral received, or provided, under these arrangements at balance date (2009: nil).

NEW SOUTH WALES TREASURY CORPORATION
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 JUNE 2010
20. CREDIT RISK (Continued)
Concentration of Credit Risk
By credit rating — 2010(1)

								Other(2)
	AAA		AA+	AA	AA-	A+	A	Ratings	Total
	$’000		$’000	$’000	$’000	$’000	$’000	$’000	$’000

Cash and liquid assets	5		—	210,515	19,998	254,050	—	—	484,568
Due from financial institutions	—		—	4,837,483	—	—	—	—	4,837,483
Securities held	4,165,152	(5)	153,747	1,314,068	—	732,637	371,621	170,192	6,907,417
Derivative financial instruments	28,800		—	123,857	75,419	119,197	—	—	347,273

	4,193,957		153,747	6,485,923	95,417	1,105,884	371,621	170,192	12,576,741

Additional potential exposure to derivatives	10,048		—	39,424	64,869	58,696	—	144	173,181
Additional potential exposure to financial instruments	60,049		—	175	—	7,363	379	2,508	70,474

	4,264,054		153,747	6,525,522	160,286	1,171,943	372,000	172,844	12,820,396

By credit rating — 2009(1)

							Other(2)
	AAA	AA+	AA	AA-	A+	A	Ratings	Total
	$’000	$’000	$’000	$’000	$’000	$’000	$’000	$’000

Cash and liquid assets	5	—	88,265	144,488	370	—	—	233,128
Due from financial institutions	—	—	1,481,762	—	—	—	—	1,481,762
Securities held	1,446,284	1,906,460	2,111,282	477,150	1,233,853	413,003	165,116	7,753,148
Derivative financial instruments	42,926	—	197,202	174,990	157,074	—	—	572,192

	1,489,215	1,906,460	3,878,511	796,628	1,391,297	413,003	165,116	10,040,230

Additional potential exposure to derivatives	30,856	—	40,938	72,533	77,595	—	719	222,641
Additional potential exposure to financial instruments	—	69	10,587	2,850	6,147	2,997	2,585	25,235

	1,520,071	1,906,529	3,930,036	872,011	1,475,039	416,000	168,420	10,288,106

NEW SOUTH WALES TREASURY CORPORATION
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 JUNE 2010
20. CREDIT RISK (Continued)
By classification of counterparty — 2010

	Governments(3)		Banks (4)	Other(4)	Total
	$’000		$’000	$’000	$’000

Cash and liquid assets	5		484,563	—	484,568
Due from financial institutions	—		4,837,483	—	4,837,483
Securities held	4,318,899	(5)	2,566,706	21,812	6,907,417
Derivative financial instruments	26,615		314,227	6,431	347,273

	4,345,519		8,202,979	28,243	12,576,741

Additional potential exposure to derivatives	1,770		163,133	8,278	173,181
Additional potential exposure to financial instruments	60,049		9,537	888	70,474

	4,407,338		8,375,649	37,409	12,820,396

By classification of counterparty — 2009

	Governments(3)	Banks (4)	Other(4)	Total
	$’000	$’000	$’000	$’000

Cash and liquid assets	5	233,123	—	233,128
Due from financial institutions	—	1,481,762	—	1,481,762
Securities held	3,018,579	4,630,228	104,341	7,753,148
Derivative financial instruments	40,014	529,724	2,454	572,192

	3,058,598	6,874,837	106,795	10,040,230

Additional potential exposure to derivatives	500	204,872	17,269	222,641
Additional potential exposure to financial instruments	69	23,288	1,878	25,235

	3,059,167	7,102,997	125,942	10,288,106

(1)	Credit rating as per Standard & Poor’s or equivalent

(2)	Short term ratings of A-2 or better, when counterparty has no long term rating or the long term rating is A- or lower.

(3)	Governments — foreign, Commonwealth and other Australian states.

(4)	All counterparties are required to be operating in an OECD country which is rated A+ or better.

(5)	Includes securities guaranteed by the Commonwealth of Australia totalling $3,877.9 million (2009: Nil).
21. LIQUIDITY RISK
The Corporation maintains adequate levels of liquidity within minimum prudential and maximum ranges set by the Board. The minimum prudential level is defined as a percentage of total liabilities and is held to meet unanticipated calls and to cover temporary market disruptions. Additional levels of liquidity are maintained up to the maximum approved range to satisfy a range of circumstances, including client funding requirements, maturing commitments, and balance sheet management activities.

NEW SOUTH WALES TREASURY CORPORATION
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 JUNE 2010
21. LIQUIDITY RISK (Continued)
The following table summarises contractual (undiscounted) cashflows by time ranges. The amounts differ from the balance sheet which is based on fair value or discounted cash flows.

		Up to 3	3 to 12	1 to 2	2 to 5	Over 5
	At call	months	months	years	years	years	Total
2010	$’000	$’000	$’000	$’000	$’000	$’000	$’000

Financial Assets
Cash and liquid assets	9,626	475,000	—	—	—	—	484,626
Outstanding settlements receivable	155,280	—	—	—	—	—	155,280
Due from financial institutions	—	3,188,435	1,702,633	—	—	—	4,891,068
Securities held	—	4,470,982	332,964	1,034,251	663,944	953,053	7,455,194
Loans to government clients	—	3,248,777	3,821,581	7,572,107	13,518,927	34,011,209	62,172,601

Financial Assets	164,906	11,383,194	5,857,178	8,606,358	14,182,871	34,964,262	75,158,769

Financial Liabilities
Due to financial institutions	—	(4,754,132)	—	—	—	—	(4,754,132)
Outstanding settlements payable	(52,146)	—	—	—	—	—	(52,146)
Due to government clients	—	(987,994)	(18,428)	—	—	—	(1,006,422)
Borrowings
Callable Notes	—	(615,542)	(1,066,245)	—	(34,630)	—	(1,716,417)
Other	—	(1,094,154)	(8,357,204)	(10,121,431)	(13,224,094)	(33,888,087)	(66,684,970)

Financial Liabilities	(52,146)	(7,451,822)	(9,441,877)	(10,121,431)	(13,258,724)	(33,888,087)	(74,214,087)

Net Financial Assets/(Liabilities)	112,760	3,931,372	(3,584,699)	(1,515,073)	924,147	1,076,175	944,682

Derivatives
Derivatives receivable	—	1,114,253	1,398,097	372,802	532,490	1,643,149	5,060,791
Derivatives payable	(7,991)	(1,167,387)	(1,342,404)	(291,384)	(599,987)	(1,989,601)	(5,398,754)

Net Derivatives	(7,991)	(53,134)	55,693	81,418	(67,497)	(346,452)	(337,963)

Net	104,769	3,878,238	(3,529,006)	(1,433,655)	856,650	729,723	606,719

Cumulative	104,769	3,983,007	454,001	(979,654)	(123,004)	606,719	—

NEW SOUTH WALES TREASURY CORPORATION
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 JUNE 2010
21. LIQUIDITY RISK (Continued)

		Up to 3	3 to 12	1 to 2	2 to 5	Over 5
	At call	months	months	years	years	years	Total
2009	$’000	$’000	$’000	$’000	$’000	$’000	$’000

Financial Assets
Cash and liquid assets	11,646	221,500	—	—	—	—	233,146
Outstanding settlements receivable	1,054,344	—	—	—	—	—	1,054,344
Due from financial institutions	—	967,777	509,911	3,334	7,424	12,341	1,500,787
Securities held	—	3,738,181	1,595,314	1,070,101	1,499,359	310,421	8,213,376
Loans to government clients	—	4,283,472	4,110,226	5,970,104	11,556,560	25,580,087	51,500,449

Financial Assets	1,065,990	9,210,930	6,215,451	7,043,539	13,063,343	25,902,849	62,502,102

Financial Liabilities
Due to financial institutions	—	(3,790,572)	—	—	—	—	(3,790,572)
Outstanding settlements
payable	(290,189)	—	—	—	—	—	(290,189)
Due to government clients	—	(812,972)	(56,645)	(3,844)	(8,963)	(15,949)	(898,373)
Borrowings
— Callable Notes	—	(608,335)	(1,132,428)	—	(33,489)	—	(1,774,252)
— Other		(424,806)	(4,764,745)	(9,522,983)	(14,156,888)	(27,123,587)	(55,993,009)

Financial Liabilities	(290,189)	(5,636,685)	(5,953,818)	(9,526,827)	(14,199,340)	(27,139,536)	(62,746,395)

Net Financial Assets/(Liabilities)	775,801	3,574,245	261,633	(2,483,288)	(1,135,997)	(1,236,687)	(244,293)

Derivatives
Derivatives receivable	—	766,861	1,645,334	575,026	619,063	2,238,790	5,845,074
Derivatives payable	(893)	(1,100,853)	(1,658,445)	(231,620)	(431,138)	(2,023,134)	(5,446,083)

Net Derivatives	(893)	(333,992)	(13,111)	343,406	187,925	215,656	398,991

Net	774,908	3,240,253	248,522	(2,139,882)	(948,072)	(1,021,031)	154,698

Cumulative	774,908	4,015,161	4,263,683	2,123,801	1,175,729	154,698	—

Callable Notes are issued under the Multi Currency Euro Medium Term Note Programme. These notes are issued with a maturity date greater than five years however are disclosed in the financial report at the first optional redemption date. Each of these notes is fully matched with a derivative transaction.
Contractual commitments and undrawn loan commitments are disclosed in note 25.
22. SUPERANNUATION
Any unfunded superannuation liabilities arising from defined benefit schemes for employees are recognised as a liability and included in provisions for employee benefits (note 15). Amounts representing prepaid superannuation contributions are recognised as an asset and included in other assets (note 9). Actuarial gains and losses are recognised in the statement of comprehensive income in the year they occur (note 4).

NEW SOUTH WALES TREASURY CORPORATION
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 JUNE 2010
22. SUPERANNUATION (Continued)
The funds below hold in trust the investments of the closed New South Wales public sector superannuation schemes:
•	State Authorities Superannuation Scheme (SASS)

•	State Superannuation Scheme (SSS)

•	State Authorities Non-contributory Superannuation Scheme (SANCS)
These funds are all defined benefit schemes, where at least a component of the employee’s final benefit is derived from a multiple of member salary and years of membership. All schemes are closed to new members.
All fund assets are invested at arms length. Payments may be made to Pillar Administration to reduce the superannuation liability. These payments are held in investment reserve accounts by Pillar Administration.
Superannuation obligations are the responsibility of Treasury Corporation Division of the Government Service (note 26).
The 2010 actuarial assessment of SASS, SANCS and SSS was based on the requirements of Australian Accounting Standard AASB 119 Employee Benefits. This standard requires that a market determined risk-adjusted discount rate be applied as a valuation interest rate in the calculation of the value of accrued benefits. To satisfy the AASB 119 requirements, the following principal actuarial assumptions were applied at the report date.

	2010	2009
	% pa	% pa

Discount Rate at 30th June(1)	5.2	5.6
Expected return on assets backing current pension liabilities	8.6	8.1
Expected salary increases — next financial year	3.5	3.5
- thereafter	3.5	3.5
Expected rate of CPI Increase	2.5	2.5

(1)	This rate reflects market yields of government bonds at balance date.
Reconciliation of the movement in (net) Unfunded Liability/Prepaid Contribution

					TOTALS
	SASS	SANCS	SSS	2010	2009
	$’000	$’000	$’000	$’000	$’000

Net (asset)/liability at start of year	(120)	(1)	(23)	(144)	(225)
Net (credit)/expense recognised in the statement of
comprehensive income	(31)	4	25	(2)	81
Contributions	—	—	—	—	—

Net (asset)/liability at end of year	(151)	3	2	(146)	(144)

NEW SOUTH WALES TREASURY CORPORATION
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 JUNE 2010
23. CONTRACTUAL COMMITMENTS

	2010	2009
	$’000	$’000

Capital Commitments
Not later than one year	—	20

	—	20

Operating Lease
Not later than one year	2,296	2,193
Later than one year but not later than five years	2,112	4,401

	4,408	6,594

Operating lease commitments relate to the Corporation’s lease rental of its business premises with remaining lease term of twenty three months. The Corporation has an option to extend for a further five years. The operating lease commitments include cleaning, outgoings and car parking. The current rental agreement expires on 19 May 2012.
Capital and operating lease commitments have been stated with the amount of Goods and Services Tax included, where applicable.
24. FIDUCIARY ACTIVITIES
The Corporation acts both as Trustee and as manager of funds under the Hour-Glass facility trusts and actively manages asset and debt portfolios on behalf of clients.

	2010	2009
	$’000	$’000

At the year end, the funds under management were:
- Hour-Glass facility trusts	10,104,755	7,477,514
- Specific client mandates	4,478,807	3,811,193

	14,583,562	11,288,707

These funds were managed by:
- External fund managers	6,332,588	4,557,348
- The Corporation	8,250,974	6,731,359

	14,583,562	11,288,707

Additionally, the Corporation has mandates from clients to manage their debt portfolios.
At the year end the debt portfolios under management were:	31,039,071	25,357,007

NEW SOUTH WALES TREASURY CORPORATION
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 JUNE 2010
25. CONTINGENT LIABILITIES AND COMMITMENTS
a.	During the year, the Corporation provided short term liquidity facilities to approved client authorities. These facilities are offered on a revolving basis. At the year end, the total facilities were $5,808.50 million (2009: $5,325.50 million) and undrawn commitments were $5,591.22 million (2009: $4,498.42 million). Drawn commitments are recognised as loans to government clients on the balance sheet.
b.	The Corporation has issued unconditional payment undertakings on behalf of some New South Wales public sector clients to pay to the system operator, The Australian Energy Market Operator (AEMO) on demand in writing any amount up to an aggregate maximum agreed with individual participants. At balance date, the amounts of these undertakings were as follows:

	2010	2009
	$ million	$ million

Market participants
National Electricity Market (NEM)	739.20	480.20
Short Term Trading Market (STTM)	12.80	2.00

	752.00	482.20

The Corporation has also issued undertakings on behalf of other New South Wales public sector clients in respect of those clients’ performance under contracts with third parties. At balance date, the amounts of these undertakings totalled $86.78 million (2009: $173.22 million).

Amounts paid under these undertakings are recoverable from the New South Wales public sector agency participants. This financial accommodation is New South Wales Government guaranteed.

c.	The Corporation has a commitment totalling $650.00 million (2009: $650.00 million) to provide motor vehicle finance to the New South Wales Government. As at year end, the undrawn commitments under these commitments are $107.28 million (2009: $97.86 million). Drawn commitments are recognised as loans to government clients on the balance sheet.
26. RELATED PARTIES
KEY MANAGEMENT PERSONNEL
Key management personnel include the directors and executives with the authority and responsibility for managing the consolidated entity. Compensation for key management personnel is disclosed in note 4.
Where certain of the Corporation’s key management personnel are also considered to be key management personnel of entities with whom the Corporation transacts, those transactions are conducted on an arms length basis, under the Corporation’s normal commercial terms and conditions.
CONSOLIDATED GROUP
The consolidated group consists of the Corporation, its wholly owned subsidiary, TCorp Nominees Pty Limited and the special purpose service entity, Treasury Corporation Division of the Government Service.

NEW SOUTH WALES TREASURY CORPORATION
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 JUNE 2010
26. RELATED PARTIES (Continued)
TCorp Nominees Pty Limited is incorporated in New South Wales and all ongoing costs of incorporation and audit are borne by the Corporation. Details in relation to TCorp Nominees Pty Limited are:

2010 & 2009

Class of shares held	Ordinary
Interest held	100%
Amount of investment	$2
Dividends received or receivable	Nil
Contribution to profit	Nil
Principal activity	Security Trustee

There were no material transactions with or balances between TCorp Nominees Pty Limited and the Corporation or external parties.
From 17 March 2006, all employees of the Corporation (and concomitantly, legal responsibility to pay employee benefits including on-costs and taxes) and related administrative services were transferred from the Corporation to the Treasury Corporation Division of the Government Service in accordance with the Public Sector Employment Legislation Amendment Act 2006. This legal change has no financial effect on the financial performance or position of the Corporation or the consolidated entity as the Corporation fully reimburses the Treasury Corporation Division of the Government Service for all employee-related costs and services. The Treasury Corporation Division is a not-for-profit entity.
In the financial report of the Corporation, on-going obligations to provide employee benefits are shown as amounts due to service entity under the heading Other Liabilities and Provisions in the balance sheet. Staff costs incurred from 17 March 2006 are classified as personnel services costs in the statement of comprehensive income. There are no material impacts on the financial results or position of the consolidated entity.
OTHER STATUTORY RELATIONSHIPS
The Corporation is a statutory authority established under the Treasury Corporation Act 1983. Dividends payable by the Corporation are determined by the New South Wales Treasurer in accordance with the Public Finance and Audit Act 1983. The financial results of the Corporation are consolidated annually in the New South Wales Report on State Finances.
The Public Authorities (Financial Arrangements) Act 1987 requires New South Wales government authorities to borrow only from the Corporation unless a specific exemption is granted by the New South Wales Treasurer.
OTHER NSW GOVERNMENT ENTITIES
Under the Treasury Corporation Act 1983 the Corporation’s principal objective is to provide financial services for, or for the benefit of, the New South Wales government, public authorities and other public bodies. More specifically, the Corporation may engage in the following activities in relation to New South Wales government and New South Wales public authorities:
•	The provision of finance;

•	The management or advice on management of assets and liabilities;

•	The acceptance of funds for investment.

NEW SOUTH WALES TREASURY CORPORATION
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 JUNE 2010
All clients of the Corporation are New South Wales government entities. The Corporation transacts with its clients under the Corporation’s normal terms and conditions.
27. SEGMENT INFORMATION
The Corporation has a single reportable operating segment. As the central financing authority for the New South Wales government, the entity operates solely within the capital markets, banking and finance industry to provide financial services to the New South Wales Public Sector.
The Corporation’s major customer is the New South Wales government and all its agencies, which are considered to be under common control. Interest income (expense) received from (paid to) government clients are disclosed in notes 2 and 3. Revenues received from government clients in the form of fees and commissions are disclosed in note 4.
Given the nature of its core functions and the legislative intent, the Corporation operates within Australia, apart from a proportion of funding raised offshore. As such, no geographic location segment reporting is presented within these financial statements.
28. CASH FLOW STATEMENT — RECONCILIATION OF CASH AND LIQUID ASSETS
Cash and liquid assets as at the end of the year as shown in the Cash Flow Statement is reconciled to the related items in the balance sheet.

	2010	2009
	’000	$’000

Cash and liquid assets (note 5)	484,568	233,128
Short term borrowings (note 11)	(95,046)	(397,024)

Cash and cash equivalents	389,522	(163,896)

29. RECONCILIATION OF CASH FLOW FROM OPERATING ACTIVITIES TO NET PROFIT

	2010	2009
	$’000	$’000

Net cash used in operating activities	(5,279,344)	(6,565,960)
Add/(less) adjustments arising from:
- net loans to clients	5,503,939	6,388,637
- net change in coupons accrued at each year end on financial assets and liabilities	4,610	207,260
- net change in other assets	167	13,503
- net change in other liabilities and provisions, excluding dividend	(3,475)	987

	225,897	44,427
Add/(less) amounts contributing to net profit but not generating operating cash flows:
- actuarial loss on defined benefit plans	61	226
- (loss)/gain on disposal of plant and equipment	(236)	72
- (loss) on sale of financial instruments	(53,379)	(471,875)
- fair value (loss)/gain (unrealised)	(120,484)	553,936
- depreciation and amortisation	(3,045)	(2,695)

Profit for the year	48,814	124,091

NEW SOUTH WALES TREASURY CORPORATION
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 JUNE 2010
30. AUTHORISATION DATE
This financial report was authorised for issue in accordance with a resolution of the directors of New South Wales Treasury Corporation on 27 August 2010.
- End of Audited Financial Report -

NEW SOUTH WALES TREASURY CORPORATION
Certificate under Section 41C(1B) and 41C(1C) of the Public Finance and Audit Act 1983 and Clause 11 of the Public Finance and Audit Regulation 2005.
In the opinion of the directors of New South Wales Treasury Corporation:
(a)	the financial report and consolidated financial report have been prepared in accordance with the provisions of the Public Finance and Audit Act 1983, the Public Finance and Audit Regulation 2005 and the Treasurer’s Directions. They have also been prepared in accordance with Australian Accounting Standards and other authoritative pronouncements of the Australian Accounting Standards Board.

(b)	the financial report and consolidated financial report for the year ended 30 June 2010 exhibit a true and fair view of the position and transactions of New South Wales Treasury Corporation and its controlled entities; and the directors are not aware of any circumstances as at the date of this certificate which would render any particulars included in the financial report and consolidated financial report misleading or inaccurate.
Signed in accordance with a resolution of the Board of Directors:

M A Schur	S W Knight
Director	Director
Sydney, 27 August 2010

NEW SOUTH WALES TREASURY CORPORATION
GPO Box 12
Sydney NSW 2001
INDEPENDENT AUDITOR’S REPORT
New South Wales Treasury Corporate and controlled entities
To Members of the New South Wales Parliament
I have audited the accompanying financial statements of New South Wales Treasury Corporation (TCorp), which comprises the statements of comprehensive income, the balance sheets as at 30 June 2010, the statements of changes in equity and cash flow statements for the year then ended, a summary of significant accounting policies and other explanatory notes for both TCorp and the consolidated entity. The consolidated entity comprises TCorp and the entities it controlled at the year’s end or from time to time during the financial year.
Auditor’s Opinion
In my opinion, the financial statements:
•	present fairly, in all material respects the financial position of TCorp and the consolidated entity as at 30 June 2010, and of their financial performance for the year then ended in accordance with Australian Accounting Standards (including the Australian Accounting interpretations)
•	are in accordance with section 41B of the Public Finance and Audit Act 1983 (the PF&A Act) and the Public Finance and Audit Regulation 2010
•	comply with International Financial Reporting Standards as disclosed in Note 1a.
My opinion should be read in conjunction with the rest of this report.
Board’s Responsibility for the Financial Report
The members of the Board are responsible for the preparation and fair presentation of the financial statements in accordance with Australian Accounting Standards (including Australian Accounting Interpretations) and the PF&A Act. This responsibility includes establishing and maintaining internal controls relevant to the preparation and fair presentation of the financial report that is free from material misstatement, whether due to fraud or error; selecting and applying appropriate accounting policies; and making accounting estimates that are reasonable in the circumstances. In Note 1a, the Board members also state, in accordance with Accounting Standard AASB 101 ‘Presentation of Financial Statements’ that the financial statements comply with International Financial Reporting Standards.
Auditor’s Responsibility
My responsibility is to express an opinion on the financial statements based on my audit. I conducted my audit in accordance with Australian Auditing Standards. These Auditing Standards require that I comply with relevant ethical requirements relating to audit engagements and plan and perform the audit to obtain reasonable assurance whether the financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgement, including the assessment of the risks of material misstatement of the financial report, whether due to fraud or error. In making those risk assessments, the auditor considers internal controls relevant to the entity’s preparation and fair presentation of the financial report in order to design audit procedures

NEW SOUTH WALES TREASURY CORPORATION
that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal controls. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by members of the Board, as well as evaluation the overall presentation of the financial statements.
I believe that the audit evidence I have obtained is sufficient and appropriate to provide a basis for my audit opinion.
My opinion does not provide assurance:
•	about the future viability of TCorp or the consolidated entity
•	that they have carried out their activities effectively, efficiently and economically
•	about the effectiveness of their internal controls.
Independence
In conducting this audit, the Audit Office of New South Wales has complied with the independence requirements of the Australian Auditing Standards and other relevant ethical requirements. The PF&A Act further promotes independence by:
•	providing that only Parliament, and not the executive government, can remove an Auditor-General, and
•	mandating the Auditor-General as auditor of public sector agencies but precluding the provision on non-audit services, thus ensuring the Auditor-General and the Audit Office of New South Wales are not compromised in their role by the possibility of losing clients or income.
Peter Achterstraat
Auditor-General
3 September 2010
SYDNEY

TREASURY CORPORATION DIVISION OF THE GOVERNMENT SERVICE
STATEMENT OF COMPREHENSIVE INCOME
FOR THE YEAR ENDED 30 JUNE 2010

		2010	2009
	Notes	$’000	$’000
INCOME
Personnel services income	5	17,453	15,322

Total income		17,453	15,322

EXPENSES
Staff costs	2	(17,392)	(15,096)

Total expenses		(17,392)	(15,096)

SURPLUS FOR THE YEAR		61	226

OTHER COMPREHENSIVE INCOME/(LOSS)
Actuarial gain/(loss) on defined benefit plans	7	(61)	(226)

Other comprehensive income/(loss) for the year		(61)	(226)

TOTAL COMPREHENSIVE INCOME FOR THE YEAR		NIL	NIL

The accompanying notes form part of these financial statements.

TREASURY CORPORATION DIVISION OF THE GOVERNMENT SERVICE
BALANCE SHEET
AS AT 30 JUNE 2010

		2010	2009
	Notes	$’000	$’000
CURRENT ASSETS
Amounts receivable from parent entity	5	4,662	4,374
Other assets	3	199	194

Total current assets		4,861	4,568

CURRENT LIABILITIES
Payables		30	43
Employee benefit provisions	4	4,831	4,525

Total current liabilities		4,861	4,568

Net assets		NIL	NIL

EQUITY
Retained Surplus		NIL	NIL

Total equity		NIL	NIL

The accompanying notes form part of these financial statements.

TREASURY CORPORATION DIVISION OF THE GOVERNMENT SERVICE
STATEMENT OF RECOGNISED INCOME AND EXPENSE
FOR THE YEAR ENDED 30 JUNE 2010

		2010	2009
	Notes	$’000	$’000
Total equity at the beginning of the year		NIL	NIL

Surplus for the year		61	226
Other comprehensive income/(loss)		(61)	(226)

TOTAL COMPREHENSIVE INCOME FOR THE YEAR		NIL	NIL

Total equity at year end		NIL	NIL

The accompanying notes form part of these financial statements.

TREASURY CORPORATION DIVISION OF THE GOVERNMENT SERVICE
CASH FLOW STATEMENT
FOR THE YEAR ENDED 30 JUNE 2010

		2010	2009
	Notes	$’000	$’000
CASH FLOWS FROM OPERATING ACTIVITIES
Net cash flows provided by operating activities	5	NIL	NIL

Cash at the beginning of the year		NIL	NIL
CASH AT THE END OF THE YEAR		NIL	NIL

The accompanying notes form part of these financial statements.
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(a) Reporting entity
Treasury Corporation Division (‘the Division’) is a Division of the New South Wales Government Service, established pursuant to Part 2 of Schedule 1 to the Public Sector Employment and Management Act 2002. It is a not-for-profit entity as profit is not its principal objective. The Division is consolidated as part of the NSW Total State Sector Accounts. It is domiciled in Australia and its principal office is at Level 22, Governor Phillip Tower, 1 Farrer Place, Sydney, NSW, 2000.
The Division’s objective is to provide personnel services to New South Wales Treasury Corporation.
The Division commenced operations on 17 March 2006 when it assumed responsibility for the employees, employee-related liabilities and related administrative services of New South Wales Treasury Corporation.
The financial report was authorised for issue by S W Knight the Division Head on 25 August 2010.
(b) Basis of preparation
The Division is deemed to be a reporting entity in accordance with NSW Treasury Circular NSW TC 06/13 Financial Reporting and Annual Reporting Requirements Arising from Employment Arrangements.
These are general purpose financial statements which are prepared in accordance with the requirements of Australian Accounting Standards, the Public Finance and Audit Act 1983, the Public Finance and Audit Regulation 2010, and specific directions issued by the Treasurer.
Generally, the historical cost basis of accounting has been adopted and the financial statements do not take into account changing money values or current valuations except for certain assets and provisions which are measured at fair value (see notes 3 and 4). Cost is based on the fair values of the consideration given in exchange for assets.
The accrual basis of accounting has been adopted in the preparation of the financial statements, except for cash flow information.
Standards affecting presentation and disclosure
The following new and revised Standards have been adopted in the current period and have affected the presentation and disclosure in these financial statements.

TREASURY CORPORATION DIVISION OF THE GOVERNMENT SERVICE
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 JUNE 2010

New and revised Standard	Impact on financial statements
AASB 101 Presentation of Financial Statements (as revised in September 2007), AASB 2007-8 Amendments to Australian Accounting Standards arising from AASB 101 and AASB 2007-10 Further Amendments to Australian Accounting Standards arising from AASB 101, and AASB 2009-6 Amendments to Australian Accounting Standards and Erratum General Terminology Changes
AASB 101 (September 2007) has introduced terminology changes (including revised titles for the financial statements) and changes in the format and content of the financial statements.
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Standards and Interpretations in issue not yet adopted
At the date of authorisation of the financial statements, the Standards and Interpretations listed below were in issue but not yet effective.

	Effective for annual	Expected to be initially
	reporting periods	applied in the financial
Standard/Interpretation	beginning on or after	year ending
AASB 2009-5 Further Amendments to Australian Accounting Standards arising from the Annual Improvements Project	1 January 2010	30 June 2011
AASB 2009-14 Amendments to Australian Interpretation — Prepayments of a Minimum Funding Requirement	1 January 2011	30 June 2012
AASB 124 Related Party Disclosures (revised December 2009)	1 January 2011	30 June 2012
AASB 2009-12 Amendments to Australian Accounting Standards	1 January 2011	30 June 2012
When applied, these standards will impact only on the presentation of the financial statements and disclosures in the notes.
Management’s judgements, key assumptions and estimates are disclosed in the relevant notes to the financial statements. All amounts are rounded to the nearest one thousand dollars and are expressed in Australian dollars.
(c) Comparative information
Accounting policies and presentation adopted in these financial statements are consistent with the previous year. Comparative information has been reclassified, where necessary, to be consistent with the current year.
(d) Income
Income is measured at the fair value of the consideration received or receivable. Revenue from the rendering of personnel services is recognised when the service is provided and only to the extent that the associated recoverable expenses are recognised.

TREASURY CORPORATION DIVISION OF THE GOVERNMENT SERVICE
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 JUNE 2010
(e) Receivables
A receivable is recognised when it is probable that the future cash inflows associated with it will be realised and it has a value that can be measured reliably. It is derecognised when the contractual or other rights to future cash flows from it expire or are transferred.
(f) Payables
Payables include creditors and accrued wages, salaries, and related on costs (such as fringe benefits tax and workers’ compensation insurance) where there is certainty as to the amount and timing of settlement.
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
A payable is recognised when a present obligation arises under a contract or otherwise. It is derecognised when the obligation expires or is discharged, cancelled or substituted.
A short-term payable with no stated interest rate is measured at historical cost if the effect of discounting is immaterial.
(g) Employee benefit provisions and expenses
Provisions are recognised when the Division has a present obligation (legal or constructive) as a result of a past event, it is probable that the Division will be required to settle the obligation, and a reliable estimate can be made of the amount of the obligation.
Employee benefit provisions represent expected amounts payable in the future in respect of unused entitlements accumulated as at the reporting date and associated liabilities (such as payroll tax).
Superannuation liabilities associated with defined benefit schemes and leave liabilities are recognised as expenses and provisions when the obligations arise, which is usually through the rendering of service by employees.
Superannuation is actuarially assessed prior to each reporting date and is measured at the present value of the estimated future payments.
All other employee benefit liabilities are assessed by management and are measured at the undiscounted amount of the estimated future payments.
The amount recognised for superannuation is the net total of the present value of the defined benefit obligation at the reporting date, minus the fair value at that date of any plan assets out of which the obligations are to be settled directly.
The amount recognised in the statement of comprehensive income for superannuation is the net total of current service cost, interest cost and the expected return on any plan assets. Actuarial gains or losses are recognised immediately as ‘other comprehensive income’ in the year in which they occur.
The actuarial assessment of superannuation uses the Projected Unit Credit Method and reflects estimated future salary increases and the benefits set out in the terms of the plan. The liabilities are discounted using the market yield rate on government bonds of similar maturity to those obligations.

TREASURY CORPORATION DIVISION OF THE GOVERNMENT SERVICE
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 JUNE 2010
Actuarial assumptions are unbiased and mutually compatible and financial assumptions are based on market expectations for the period over which the obligations are to be settled.
(h) Tax Equivalents
The Income Tax Assessment Act 1936 and the Income Tax Assessment Act 1997 exempts the Division, as a controlled entity of New South Wales Treasury Corporation (refer note 5), from liability for Commonwealth income tax.
Since the Division is legally established as a Division of the New South Wales Government Service (refer note 1 (a)), it is not subject to tax equivalents payments to the New South Wales Government.
2. STAFF COSTS

	2010	2009
	$’000	$’000
Staff costs for the period include:
Remuneration costs	15,186	13,291
Defined contribution superannuation	912	755
Defined benefit superannuation (note 7)	(14)	(14)
Other	1,308	1,064

	17,392	15,096

3. OTHER ASSETS

	2010	2009
	$’000	$’000
Prepaid superannuation (note 7)	146	144
Other	53	50

	199	194

4. EMPLOYEE BENEFIT PROVISIONS

	2010	2009
	$’000	$’000
Opening Balance	4,525	4,175
Increase in provisions (net)	4,813	4,217
Payments	(4,507)	(3,867)

	4,831	4,525

5. RELATED PARTIES
Controlling Entity & Economic Dependency

TREASURY CORPORATION DIVISION OF THE GOVERNMENT SERVICE
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 JUNE 2010
New South Wales Treasury Corporation is deemed to control the Treasury Corporation Division in accordance with Treasury Circular NSW TC 06/13. The controlling entity is incorporated under the Treasury Corporation Act 1983 of the New South Wales Parliament.
Transactions and balances in this financial report relate only to the Division’s function as provider of personnel services to the controlling entity.
The Division’s total income is sourced from the New South Wales Treasury Corporation. Cash receipts and payments are affected by the New South Wales Treasury Corporation on the Division’s behalf.
New South Wales Treasury Corporation guarantees payment of all the Division’s liabilities.
6. AUDITORS REMUNERATION
Auditor’s remuneration for the review of this financial report is borne by the controlling entity. The applicable audit fee amounted to $6,400 (2009: $6,200).
7. SUPERANNUATION
As per note 1(a), superannuation obligations were transferred from New South Wales Treasury Corporation to the Division on 17 March 2006.
Any unfunded superannuation liabilities arising from defined benefit schemes for employees are recognised as a liability and included in employee benefit provisions in note 4. Amounts representing prepaid superannuation contributions are recognised as an asset and included in note 3. Actuarial gains and losses are recognised as other comprehensive income in the ‘statement of comprehensive income’ in the year they occur.
The funds below hold in trust the investments of the closed New South Wales public sector superannuation schemes:
•	State Authorities Superannuation Scheme (SASS)

•	State Superannuation Scheme (SSS)

•	State Authorities Non-contributory Superannuation Scheme (SANCS)
These funds are all defined benefit schemes, where at least a component of the employee’s final benefit is derived from a multiple of member salary and years of membership. All schemes are closed to new members.
All fund assets are invested at arms length. Payments may be made to Pillar Administration to reduce the superannuation liability. These payments are held in investment reserve accounts by Pillar Administration.
The 2010 actuarial assessment of SASS, SANCS and SSS was based on the requirements of Australian Accounting Standard AASB 119 Employee Benefits. This required that a market determined risk-adjusted discount rate be applied as a valuation interest rate in the calculation of the value of accrued benefits. To satisfy the AASB 119 requirements, the following principal actuarial assumptions were applied at the report date.

TREASURY CORPORATION DIVISION OF THE GOVERNMENT SERVICE
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 JUNE 2010

	2010	2009
	%pa	%pa
Discount Rate at 30 June(1)	5.17	5.59
Expected return on assets backing current pension liabilities	8.6	8.1
Expected salary increases — to next financial year	3.5	3.5
— thereafter	3.5	3.5
Expected rate of CPI Increase	2.5	2.5

(1)	In accordance with AASB 119 this rate reflects market yields of government bonds at balance date.

	2010	2009
Actual return on fund assets	$’000	$’000

Actual return on fund assets	144	(150)

	144	(150)

The expected return on assets assumption is determined by weighting the expected long-term return for each asset class by the target allocation of assets to each class. The returns used for each class are net of investment tax and investment fees.

	2010	2009
Fund assets	%	%

Australian equities	31.0	32.1
Overseas equities	26.8	26.0
Australian fixed interest securities	6.1	6.2
Overseas fixed interest securities	4.3	4.7
Property	9.5	10.0
Cash	9.6	8.0
Other	12.7	13.0
Funding arrangements for Employer Contributions
The following is a summary of the financial position of the Funds calculated in accordance with AAS 25 ‘Financial Reporting by Superannuation Plans’:

	2010	2009
(Surplus)/deficit	$’000	$’000

Accrued benefits	1,338	1,200
Net market value of fund assets	(1,777)	(1,570)

Net surplus	(439)	(370)

Contribution recommendations	Method	2010	2009

SASS	Multiple of member contributions	0.00	0.00
SANCS	% Member Salary	0.00%	0.00%
SSS	Multiple of member contributions	0.00	0.00

TREASURY CORPORATION DIVISION OF THE GOVERNMENT SERVICE
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 JUNE 2010
7. SUPERANNUATION (Continued)
Funding method
The method used to determine the employer contribution recommendations in the 2009 triennial actuarial review was the Aggregate Funding method. The method adopted affects the timing of the cost to the employer.
Under the Aggregate Funding method, the employer contribution rate is determined so that sufficient assets will be available to meet the benefit payments to existing members, taking into account the current value of assets and future contributions.

	2010	2009
Weighted-average assumptions	%	%

Expected rate of return on Fund assets backing current pension liabilities	8.3	8.3
Expected rate of return on Fund assets backing other liabilities	7.3	7.3
Expected salary increase rate	4.0	4.0
Expected rate of CPI increase	2.5	2.5

The AAS 25 surplus will be higher than the AASB 119 net defined benefit asset recognised in the balance sheet, because the expected after tax rate of return on the plan assets is typically higher than the long-term government bond rate.

	2010	2009
Components recognised in the Statement of Comprehensive Income	$’000	$’000

Current service cost	41	36
Interest on obligation	78	76
Expected return on fund assets	(133)	(126)

Total	(14)	(14)

The charge for the year is included in staff costs in the statement of comprehensive income.

	Total	Total	Total	Total	Total
	2010	2009	2008	2007	2006
Net asset recognised in the balance sheet	$’000	$’000	$’000	$’000	$’000

Fair value of fund assets at the beginning of the year	1,569	1,586	1,684	1,461	1,231
Expected return on fund assets	133	126	131	111	94
Actuarial gains/(losses)	32	(251)	(221)	117	113
Employer contributions	49	132	—	—	14
Employee contributions	17	16	16	15	14
Benefits paid	(23)	(40)	(24)	(20)	(5)

Fair value of fund assets at the end of the year	1,777	1,569	1,586	1,684	1,461

Present value of partly funded defined benefit obligations at the end of the year	(1,631)	(1,425)	(1,200)	(1,143)	(1,077)
Adjustment for limitation on net asset	—	—	(161)	(311)	(134)

Net asset recognised in balance sheet at the end of the year	146	144	225	230	250

Experience adjustments — Fund liabilities	92	137	(40)	(26)	(68)
Experience adjustments — Fund assets	(31)	251	221	(118)	(113)

TREASURY CORPORATION DIVISION OF THE GOVERNMENT SERVICE
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 JUNE 2010
7. SUPERANNUATION (Continued)

	2010	2009
Amounts recognised in the statement of comprehensive income	$’000	$’000

Actuarial losses incurred during the year and recognised in the statement of comprehensive income	61	388
Adjustments recognised in the statement of comprehensive income for restrictions on the defined benefit asset	—	(162)

Actuarial loss for the year as per the statement of comprehensive income	61	226

Cumulative actuarial losses recognised in the statement of comprehensive income	305	244

- End of Audited Financial Report -

TREASURY CORPORATION DIVISION OF THE GOVERNMENT SERVICE
FOR THE YEAR ENDED 30 JUNE 2010
Certificate under Section 41C(1B) and 41C(1C) of the Public Finance and
Audit Act, 1983 and Clause 11 of the Public Finance and
Audit Regulation, 2010.
In the opinion of the Division Head of Treasury Corporation Division of the Government Service.

(a)	the financial report has been prepared in a form for consolidation in accordance with the provisions of the Public Finance and Audit Act 1983, the Public Finance and Audit Regulation 2010 and the Treasurer’s Directions. It has also been prepared in accordance with Australian Accounting Standards and other authoritative pronouncements of the Australian Accounting Standard Board;

(b)	the financial report for the year ended 30 June 2010 exhibits a true and fair view of the financial position and transactions of Treasury Corporation Division of the Government Service; and

(c)	I am not aware, as at the date of this Certificate, of any circumstances which would render any particulars included in the financial report to be misleading or inaccurate.
S W Knight
Division Head
25 August 2010
Sydney

TREASURY CORPORATION DIVISION OF THE GOVERNMENT SERVICE
FOR THE YEAR ENDED 30 JUNE 2010
GPO Box 12
Sydney NSW 2001
INDEPENDENT AUDITOR’S REPORT
Treasury Corporation Division of the Government Service
To Members of the New South Wales Parliament
I have audited the accompanying financial statements of New South Wales Treasury Corporation Division of the Government Service (the Division), which comprises the statements of comprehensive income, the balance sheets as at 30 June 2010, statements of changes in equity and cash flow statements for the year then ended, a summary of significant accounting policies and other explanatory notes.
Auditor’s Opinion
In my opinion, the financial statements:
•	present fairly, in all material respects the financial position of the Division as at 30 June 2010, and its financial performance for the year then ended in accordance with Australian Accounting Standards (including the Australian Accounting interpretations)

•	are in accordance with section 41B of the Public Finance and Audit Act 1983 (the PF&A Act) and the Public Finance and Audit Regulation 2010
My opinion should be read in conjunction with the rest of this report.
Chief Executive’s Responsibility for the Financial Statements
The Chief Executive of New South Wales Treasury Corporation is responsible for the preparation and fair presentation of the financial statements in accordance with Australian Accounting Standards (including Australian Accounting Interpretations) and the PF&A Act. This responsibility includes establishing and maintaining internal controls relevant to the preparation and fair presentation of the financial report that are free from material misstatement, whether due to fraud or error; selecting and applying appropriate accounting policies; and making accounting estimates that are reasonable in the circumstances.
Auditor’s Responsibility
My responsibility is to express an opinion on the financial statements based on my audit. I conducted my audit in accordance with Australian Auditing Standards. These Auditing Standards require that I comply with relevant ethical requirements relating to audit engagements and plan and perform the audit to obtain reasonable assurance whether the financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgement, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal controls relevant to the Division’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Division’s internal controls. An audit also includes evaluating the

TREASURY CORPORATION DIVISION OF THE GOVERNMENT SERVICE
FOR THE YEAR ENDED 30 JUNE 2010
appropriateness of accounting policies used and the reasonableness of accounting estimates made by the Chief Executive, as well as evaluation the overall presentation of the financial statements.
I believe that the audit evidence I have obtained is sufficient and appropriate to provide a basis for my audit opinion.
My opinion does not provide assurance:
•	about the future viability of the Division
•	that they have carried out their activities effectively, efficiently and economically
•	about the effectiveness of their internal controls.
I believe that the audit evidence I have obtained is sufficient and appropriate to provide a basis for my audit opinion.
Independence
In conducting this audit, the Audit Office of New South Wales has complied with the independence requirements of the Australian Auditing Standards and other relevant ethical requirements. The PF&A Act further promotes independence by:
•	providing that only Parliament, and not the executive government, can remove an Auditor-General, and
•	mandating the Auditor-General as auditor of public sector agencies but precluding the provision on non-audit services, thus ensuring the Auditor-General and the Audit Office of New South Wales are not compromised in their role by the possibility of losing clients or income.
Steven Martin
Director, Financial Audit Services
1 September 2010
SYDNEY

TCORP NOMINEES PTY LIMITED
A.B.N. 81 003 747 162
STATEMENT OF COMPREHENSIVE INCOME
FOR THE YEAR ENDED 30 JUNE 2010

		2009	2008
	Notes	$	$
Income		NIL	NIL
Income tax equivalent expense		NIL	NIL

Profit for the year		NIL	NIL

Other comprehensive income		NIL	NIL

Total comprehensive income for the year		NIL	NIL

The accompanying notes form part of these financial statements.

TCORP NOMINEES PTY LIMITED
A.B.N. 81 003 747 162
BALANCE SHEET
AS AT 30 JUNE 2010

		2010	2009
	Note	$	$
ASSETS
Cash		2	2

TOTAL ASSETS		2	2

TOTAL LIABILITIES		NIL	NIL

NET ASSETS		2	2

EQUITY
Contributed equity	2	2	2
Retained profits		NIL	NIL

Total Equity		2	2

The accompanying notes form part of these financial statements.

TCORP NOMINEES PTY LIMITED
A.B.N. 81 003 747 162
STATEMENT OF CHANGES IN EQUITY
FOR THE YEAR ENDED 30 JUNE 2010

		2010	2009
	Notes	$	$
Total equity at beginning of the year		2	2

Profit for the year		NIL	NIL

Other comprehensive income		NIL	NIL

Total comprehensive income for the year		NIL	NIL

TOTAL EQUITY AT THE END OF THE YEAR	2	2	2

The accompanying notes form part of these financial statements.

TCORP NOMINEES PTY LIMITED
A.B.N. 81 003 747 162
CASH FLOW STATEMENT
FOR THE YEAR ENDED 30 JUNE 2010

	2010	2009
	$	$
CASH INFLOWS/(OUTFLOWS) FROM OPERATING ACTIVITIES

Net cash flows from operating activities	NIL	NIL

CASH INFLOWS/(OUTFLOWS) FROM INVESTING ACTIVITIES

Purchase of trust units	(10)	NIL

Redemption of trust units	10	NIL

Net cash flows from investing activities	NIL	NIL

CASH INFLOWS/(OUTFLOWS) FROM FINANCING ACTIVITIES

Proceeds from issuance of loans	10	NIL

Repayment of loans	(10)	NIL

Net cash flows from financing activities	NIL	NIL

NET INCREASE IN CASH HELD	NIL	NIL
Cash at the beginning of the year	2	2

CASH AT THE END OF THE YEAR	2	2

The accompanying notes form part of these financial statements.

TCORP NOMINEES PTY LIMITED
A.B.N. 81 003 747 162
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 JUNE 2010
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(a) Basis of Preparation
These general purpose financial statements have been prepared in accordance with Accounting Standards and other authoritative pronouncements of the Australian Accounting Standards Board, and comply with other requirements of the law.
Australian Accounting Standards include Australian Equivalents to International Financial Reporting Standards (IFRS). Compliance with Australian Equivalents to IFRS ensures this financial report complies with IFRS.
The financial statements also have regard to the requirements of the Public Finance and Audit Act 1983, the Public Finance and Audit Regulation 2010 and the Treasurer’s Directions as the parent entity is required to report in accordance with provisions contained within that New South Wales legislation.
Standards affecting presentation and disclosure
The following new and revised Standards have been adopted in the current period and have affected the presentation and disclosure in these financial statements.

AASB 101 Presentation of Financial Statements (as revised in September 2007), AASB 2007-8 Amendments to Australian Accounting Standards arising from AASB 101 and AASB 2007-10 Further Amendments to Australian Accounting Standards arising from AASB 101, and AASB 2009-6 Amendments to Australian Accounting Standards and Erratum General Terminology Changes
AASB 101 (September 2007) has introduced terminology changes (including revised titles for the financial statements) and changes in the format and content of the financial statements.
Standards and Interpretations in issue not yet adopted
At the date of authorisation of the financial statements, the Standards and Interpretations listed below were in issue but not yet effective.

Expected to be
	Effective for annual	initially applied in
	reporting periods beginning	the financial year
Standard/Interpretation	on or after	ending
AASB 2009-5 Further Amendments to Australian Accounting Standards arising from the Annual Improvements Project	1 January 2010	30 June 2011

AASB 2009-14 Amendments to Australian Interpretation — Prepayments of a Minimum Funding Requirement	1 January 2011	30 June 2012

AASB 124 Related Party Disclosures (revised December 2009)	1 January 2011	30 June 2012

AASB 2009-12 Amendments to Australian Accounting Standards	1 January 2011	30 June 2012

TCORP NOMINEES PTY LIMITED
A.B.N. 81 003 747 162
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 JUNE 2010
When applied, all of these standards will impact only on the presentation of the financial statements and disclosures in the notes.
The financial statements are prepared using the accrual basis of accounting. Financial assets and financial liabilities are stated on a fair value basis of measurement unless otherwise indicated. Other assets and liabilities are stated on an historical cost basis of measurement.
Management’s judgements, key assumptions and estimates are disclosed in the relevant notes to the financial statements.
(b) Company Information and activities
TCorp Nominees Pty Ltd (the company) is a company registered under the Corporations Act 2001 and incorporated in New South Wales, Australia. The address of its registered office is:
Level 22
Governor Phillip Tower
1 Farrer Place SYDNEY
NSW 2000
During the year the parent entity, New South Wales Treasury Corporation (refer note 6), lent the company an amount of $10. These funds were used to apply for 10 units ($1 per unit) in the Hour-Glass Emerging Markets Shares Sector Trust as a settlement amount prior to investment by clients. The units were redeemed for $10 in the same year after the initial investment by clients, and the loan to the parent was repaid.
There were no other transactions undertaken by the company with any other party, including related parties, during the reporting period or the previous period. All ongoing costs of incorporation and audit are borne by the parent entity.
The company acts as a security trustee in relation to financing of a hospital for which the parent entity has advanced funds. As a security trustee, the company holds rights under a number of mortgages and charges on trust for the parent entity. Should the company take enforcement action against the security providers under the transaction, any moneys realised are to be paid to the parent entity. The company’s actions as security trustee are supported by indemnities from the parent entity for losses incurred in connection with this role. As at 30 June 2010, the amount outstanding under the lending arrangements was approximately $14.2 million (2009: $16.8 million). At the date of this report, the company has not taken any enforcement action under the security held, nor are there any issues pending that would likely require such action to be taken in the future.
(c) Income Tax
The Income Tax Assessment Act 1936 and Income Tax Assessment Act 1997 exempts the company and its parent entity from liability for Commonwealth Income Tax. The parent entity is subject to a tax equivalent payment to the New South Wales Government on its consolidated results.

TCORP NOMINEES PTY LIMITED
A.B.N. 81 003 747 162
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 JUNE 2010
(d) Cash
Cash comprises cash on hand.
(e) Presentation
The financial report is presented in Australian dollars and amounts are rounded off to the nearest dollar.
Comparative information has been restated where necessary to be presented on a consistent basis to the current year information.
2. CONTRIBUTED EQUITY

	2010	2009
	$	$
2 Ordinary shares issued and fully paid	2	2
Ordinary shares entitle the holder to participate in dividends and the proceeds on winding up of the company in proportion to the number of and amounts paid on the shares held.
3. DIVIDENDS
The directors recommend that no dividend be paid in respect of the current year. No dividend has previously been declared or paid.
4. REMUNERATION OF AUDITORS
Fees for services rendered to the company by the auditors are borne by the parent entity (note 6). The audit fee applicable to this company amounted to $3,600 (2009: $3,600).
5. KEY MANAGEMENT PERSONNEL
The key management personnel of the company during the year were the directors. The company has no employees.
The names of each person who were directors of the company at any time during the financial year are as follows:
Stephen William Knight
Scott Patrick Mannix
Paul Anthony Smith
The directors of the company did not receive any remuneration from the company or any related entity in relation to the management of the company.

TCORP NOMINEES PTY LIMITED
A.B.N. 81 003 747 162
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 JUNE 2010
6. RELATED PARTIES
Parent entity
TCorp Nominees Pty Limited is a wholly-owned controlled entity of the parent entity, New South Wales Treasury Corporation. The parent entity was incorporated under the Treasury Corporation Act 1983 of the New South Wales Parliament.
7. SUBSEQUENT EVENTS
No matter or circumstance has arisen since 30 June 2010 that has significantly affected, or may significantly affect:
a)	the company’s operations in future years; or

b)	the results of those operations in future years; or

c)	the company’s state of affairs in future years.
8. AUTHORISATION DATE
This financial report was authorised for issue in accordance with a resolution of the directors of TCorp Nominees Pty Limited on 25th August 2010.
- End of Audited Financial Report -

TCORP NOMINEES PTY LIMITED
A.B.N. 81 003 747 162
Certificate under Section 41C (1B) and 41C (1C) of the Public Finance and Audit Act 1983 and Clause 11 of the Public Finance and Audit Regulation 2010.
In the opinion of the Directors of TCorp Nominees Pty Limited:
a.	the financial statements have been prepared in accordance with the provisions of the Public Finance and Audit Act 1983, the Public Finance and Audit Regulation 2010 and the Treasurer’s Directions. They have also been prepared in accordance with Australian Accounting Standards and other authoritative pronouncements of the Australian Accounting Standard Board;

b.	the financial statements for the year ended 30 June 2010 exhibit a true and fair view of the financial position and transactions of TCorp Nominees Pty Limited; and

c.	The Directors are not aware, as at the date of this Certificate, of any circumstances which would render any particulars included in the financial statements to be misleading or inaccurate.
Signed in accordance with a resolution of the Board of Directors:

S W Knight	P A Smith
Director	Director

25 August 2010
Sydney

TCORP NOMINEES PTY LIMITED
A.B.N. 81 003 747 162
GPO Box 12
Sydney NSW 2001
INDEPENDENT AUDITOR’S REPORT
TCorp Nominees Pty Ltd
To Members of the New South Wales Parliament
I have audited the accompanying financial statements of TCorp Nominees Pty Limited, which comprises the statements of comprehensive income, the balance sheets as at 30 June 2010, statements of changes in equity and cash flow statements for the year then ended, a summary of significant accounting policies and other explanatory notes.
Auditor’s Opinion
In my opinion, the financial statements:
•	present fairly, in all material respects the financial position of TCorp Nominees Pty Limited as at 30 June 2010, and its financial performance for the year then ended in accordance with Australian Accounting Standards (including the Australian Accounting interpretations)

•	are in accordance with section 41B of the Public Finance and Audit Act 1983 (the PF&A Act) and the Public Finance and Audit Regulation 2010
My opinion should be read in conjunction with the rest of this report.
Chief Executive’s Responsibility for the Financial Statements
The Chief Executive of New South Wales Treasury Corporation is responsible for the preparation and fair presentation of the financial statements in accordance with Australian Accounting Standards (including Australian Accounting Interpretations) and the PF&A Act. This responsibility includes establishing and maintaining internal controls relevant to the preparation and fair presentation of the financial report that are free from material misstatement, whether due to fraud or error; selecting and applying appropriate accounting policies; and making accounting estimates that are reasonable in the circumstances.
Auditor’s Responsibility
My responsibility is to express an opinion on the financial statements based on my audit. I conducted my audit in accordance with Australian Auditing Standards. These Auditing Standards require that I comply with relevant ethical requirements relating to audit engagements and plan and perform the audit to obtain reasonable assurance whether the financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgement, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal controls relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Division’s internal controls. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by the Chief Executive, as well as evaluation the overall presentation of the financial statements.

TCORP NOMINEES PTY LIMITED
A.B.N. 81 003 747 162
I believe that the audit evidence I have obtained is sufficient and appropriate to provide a basis for my audit opinion.
My opinion does not provide assurance:
•	about the future viability of TCorp Nominees Pty Limited
•	that they have carried out their activities effectively, efficiently and economically
•	about the effectiveness of their internal controls.
I believe that the audit evidence I have obtained is sufficient and appropriate to provide a basis for my audit opinion.
Independence
In conducting this audit, the Audit Office of New South Wales has complied with the independence requirements of the Australian Auditing Standards and other relevant ethical requirements. The PF&A Act further promotes independence by:
•	providing that only Parliament, and not the executive government, can remove an Auditor-General, and
•	mandating the Auditor-General as auditor of public sector agencies but precluding the provision on non-audit services, thus ensuring the Auditor-General and the Audit Office of New South Wales are not compromised in their role by the possibility of losing clients or income.
Steven Martin
Director, Financial Audit Services
1 September 2010
SYDNEY